Exhibit 107

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

CALADRIUS BIOSCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share of Common Stock(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share(1)	457(f)	60,518,478	(2)	N/A	$1,210,369.56	(3)	0.0000927	$112.20
Total Offering Amounts					—	$1,210,369.56	(3)	—	$112.20
Total Fee Offsets					—	—		—	$—
Net Fee Due					—	—		—	$112.20

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends and/or similar transactions.

(2)
Relates to common stock, $0.001 par value per share, of Caladrius Therapeutics, Inc., a Delaware corporation (“Caladrius”) issuable to holders of common stock, $0.0001 par value per share, and preferred stock, par value $0.0001 per share, of Cend Therapeutics, Inc., a Delaware corporation (“Cend”) in the proposed merger of CS Cedar Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Caladrius, with and into Cend. The amount of Caladrius common stock to be registered is based on the estimated number of shares of Caladrius common stock that are expected to be issued pursuant to the merger, without taking into account the effect of a reverse stock split of the Caladrius common stock, assuming a pre-split exchange ratio of 8.5623 shares of Caladrius common stock for each outstanding share of Cend common stock and Cend preferred stock. The estimated exchange ratio contained herein is subject to adjustment prior to the closing of the merger.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the estimated book value of the Cend securities to be exchanged in the merger, as of March 31, 2022. Cend is a private company and no market exists for its securities.